Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)

Independence Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	–	–	–	–	–
	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	–	–	–	–	–
	Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)	–	–	–	–	–
	Other	Depositary Shares(3)	Rule 456(b) and Rule 457(r)	–	–	–	–	–
	Other	Warrants(4)	Rule 456(b) and Rule 457(r)	–	–	–	–	–
	Other	Rights	Rule 456(b) and Rule 457(r)	–	–	–	–	–
	Other	Units(5)	Rule 456(b) and Rule 457(r)	–	–	–	–	–
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					–		–
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							–

(1) In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Independence Realty Trust, Inc. (the “Registrant”) is deferring payment of all of the registration fees associated with the registration of the offer and sale of the aforementioned securities. Registration fees will be paid subsequently on a “pay as you go” basis. The Registrant will calculate the registration fee applicable to an offering of securities pursuant to this Registration Statement based on the fee rate in effect on the date of such offering.
(2) An indeterminate aggregate initial offering price or number or amount of the securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In addition, pursuant to Rule 416 under the Securities Act, the common stock being registered hereunder includes such indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.
(3) Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(4) The warrants covered by this registration statement may be warrants for common stock, preferred stock or depositary shares.
(5) Each unit will be issued under a unit agreement will represent an interest in two or more other securities, which may or may not be separable from each other.
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